Exhibit 10.4

Code word for this Charter Party

“SHELLTIME 4”

Issued December 1984

Time Charter Party

Hamilton, Bermuda ~~LONDON~~  1 January 2004

IT IS THIS DAY AGREED between

GRANITE SHIPPING COMPANY LIMITED. (hereinafter referred to as “Owners”), being owners of  the

good Motor Tanker                                                         called  FRONT GRANITE

(hereinafter referred to as “the vessel”) described ~~as per Clause~~ in Annex 1 hereof and

Frontline Shipping Limited, a Bermuda company  (hereinafter referred to as “Charterers”)

Description and Condition of Vessel

1.             At the date of delivery of the vessel under this charter

(a) she shall be classed: DNV – Tanker for oil 1A1 ESP EO

(b) she shall be in every way fit to carry crude petroleum and/or products:

(c) she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator and radar) in a good and efficient state:

(d) her  tanks, valves and pipelines shall be oil-tight;

(e) she shall be in every way fitted for burning  at sea – fueloil as per RMG 35 specification with a maximum 380 CST viscosity for main propulsion and auxiliary engines  ~~at 50 degrees Centigrade/any  commercial grade of fueloil (“ACGFO”) for main propulsion, marine diesel oil/ACGFO for auxiliaries~~. in port or water described by IMO and/or EC with fuel oil or marine diesel which complies with specifications required to meet the rules/regulations now existing or which may be imposed in the future ~~– marine diesel oil/ACGFO for auxiliaries:~~

(f) she shall comply with the regulations in force so as to enable her to pass through the Suez ~~and Panama~~ Canal~~s~~ by day and night without delay;

(g) she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;

(h) she shall comply with the description in ~~Form B~~ Annex 1 appended hereto, provided however  that if there is any conflict between the provisions of ~~Form B~~ Annex 1 and any other provision, including this Clause 1, of this charter such other provision shall govern.

Shipboard Personnel vessel and their Duties

2.             (a) At the date of delivery of the vessel under this charter

(i)   she shall have a full and efficient complement of master, officers and crew for a  vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;

(ii)  all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995~~1978~~ as amended from time to time;

(iv) there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be carried out quickly and efficiently.

(b) Owners guarantee that throughout the charter service the master shall with the vessel’s officers and crew, unless otherwise ordered by Charterers:

(i)   prosecute all voyages with the utmost despatch:

(ii)  render all customary assistance: and

(iii) load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

Duty to or any Maintain

3.             (i) Subject to Clause 51, throughout the charter service Owners shall, whenever the passage of time, wear and tear event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clause 1 and 2(a), exercise due diligence so to maintain or restore the vessel.

~~(ii) If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the requirements of Clauses 1, 2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure.  If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.~~

~~Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy~~

~~available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24~~.

(~~iii) If Owners are in breach of their obligation under Clause 3(i) Charterers may so notify Owners in writing: and if, after the expiry of 30 days following the receipt by Owners of any such notice.  Owners have failed to demonstrate to Charterers reasonable satisfaction the exercise of due diligence as required in Clause 3(i), the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence~~.

~~Furthermore, at any time while the vessel is off-hire this Clause 3 Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners from any later date stated in such notice.  This sub-Clause (iii) is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers rights under Clause 21 hereof).~~

Period Trading Limits

4.             Owners agree to let and Charterers agree to hire the vessel for a period ~~of~~ ending December 31, 2014 and commencing as of January 1, 2004 for the purpose of carrying all lawful merchandise (subject always to Clause 28) ~~including in particular~~ within the trading limits agreed in Clause 43. ~~in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof~~.  Notwithstanding the foregoing, but subject to Clause 35, Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto  and that Charterers pay for any insurance premium required by the vessel’s underwriters as a consequence of such order.

Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, fairways, anchorage’s, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat.  Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid.  Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operation shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide, as may be amended from time to time.

The vessel shall be delivered by Owners at a port ~~in~~ or at sea world-wide at ~~Owner’s~~ Charterer’s option and redelivered to Owners at a major oil port ~~in~~ world-wide at Charterer’s option.

Laydays/ Cancelling

5.             ~~The vessel shall not be delivered to Charterers before                                           and Charterers shall~~

~~have the option of cancelling this charter if the vessel is not ready and at their disposal on or before~~

The delivery of the Vessel under this Charter shall be deemed to have occurred and this Charter shall be effective (the “Effective Date”) as of January 1, 2004.

Owners to Provide

6.             Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees and all other expenses of the master, officers and crew, also, except as provided in Clauses 4 and 34 hereof, for all insurance on the vessel, for all deck, cabin and engine-room stores, and for water: for all drydocking, overhaul maintenance and repairs to the vessel: and for all fumigation expenses and de-rat certificates.  Owners obligations under  this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability.  Any amounts allowable in general average for wages and provisions and store shall be credited to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.

Charterers to Provide

7.             Charterers shall provide and pay for all fuel ~~(except fuel used for domestic services),~~ towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22): and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

Rate of Hire

8.             Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate ~~of~~ agreed in Clause 44 per day, and pro rata for any part of a day, from the time and date of her delivery (~~local Time~~ UTC) until the time and date of her re-delivery (~~local time~~ UTC) to Owners.

Payment of Hire

9.             ~~Subject to Clause 3(iii),~~ Payments of hire shall be made in immediately available funds to: a bank and bank account as nominated by the Owners ~~Account in~~ in equal monthly payments of 30 days hire (adjusted for leap years) in advance, less:

(i)  any hire paid which Charterers reasonably estimate to relate to off-hire periods, ~~and~~

(ii~~) any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof, and~~

(iii) ~~any amounts due or reasonably estimated to become due to Charterers under Clause 3(ii) or 24 hereof. any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained~~.  Charterers shall not be responsible for any delay ~~or error~~ caused by Owners’ bank in crediting Owner’s account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment

(a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may terminate this Charter Party or withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise and Charterers shall ensure that in such case the Owners will be entitled to assume Charterer’s position as disponent owner under any sub-charter of the Vessel.

(b) Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by  JP MorganChase in New York time at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next proceeding day on which such a  rate was so published, computed on the basis of a 360 day year of twelve 30 day months, compounded semi annually.

Space Available to Charterers

10.           The whole reach, burthen and decks of the vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores.~~provided that the weight of stores on board shall not, unless specially agreed, exceed                     tonnes at any time during the charter period~~.

Overtime

11.           Overtime pay of the master, officers and crew in accordance with ship’s articles shall be for Charterers’ account  when incurred, as a result of complying with the request of Charterers or their agents, for loading, discharging, heating of cargo, bunkering or tank cleaning.

Instructions and Logs

12.           Charterers shall from time to time give the master all requisite instructions and sailing directions, and he shall keep a full and correct log of the voyage or voyages.  Which Charterers or their agents may inspect as required.  The master shall when required furnish Charterers or  their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require.  Charterers shall be entitled to take copies at ~~Owners’~~ their expense of any such documents which are not provided by the master. All reports are to be made in English.

Bill of Lading

13.           (a) The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of  the vessel, agency and other arrangements, and shall sign bills of lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise

(i) from signing bills of lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as provided in Clause 13(b) from the master otherwise complying with Charterers’ or  their agents’ orders:

(ii) from any irregularities in papers supplied by Charterers or their agents,

(b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo.

(i)  at any place other than shown on the bill of lading and/or

(ii) without presentation of an original bill of lading unless they have received from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners (See Clause 52)

Conduct of Vessel’s Personnel

14.           If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint.  If the complaint proves to be well founded , Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigation to Charterers as soon as possible.

Bunkers at Delivery and Redelivery

15.           Owners acknowledge that bunkers on board at delivery are the property of Charterers. . ~~Charterers shall accept and pay for all bunkers on board at the time of delivery, and~~ Owners shall on redelivery (whether it occurs at the end of the charter period or on the earlier termination of this charter) accept and pay the Charterers for all bunkers remaining on board, at the ~~then-current market prices at the port of delivery or redelivery~~, ~~as the case may be, or if such prices are not available payment shall be at the then-current market prices at the nearest port at which such prices are available: provided that if delivery or redelivery does not take place in a port payment shall be at the~~ price paid at the vessel’s last port of bunkering before ~~delivery or~~ redelivery. ~~as the case may be.  Owners shall give Charterers the use and benefit of any fuel contracts they may have in force from time to time, if so required by Charterers, provided suppliers agree~~.

Stevedores, Pilots, Tugs

16.           Stevedores when required shall be employed and paid by Charterers but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged.  Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company): provided, however that

(i) the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and

(ii) Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, and any loss of time resulting from such damage shall not be considered off-hire,  to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.

Supernumeraries

17.           Charterers may send representatives in the vessel’s available accommodation upon any voyage made under this charter.  ~~Owners finding provisions and all requisites as supplied to officers, except liquors.  Charterers paying at the rate of                             per day for each representative while on board the vessel~~.

Sub-letting

18.           Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of this charter. (See Clause 56)

Final Voyage

19.           If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for

(i) disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof, and

(ii) bunkers on board at redelivery pursuant to Clause 15. promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers

If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

Loss of Vessel

20.           Should the vessel be lost, this charter shall terminate and hire shall cease at noon UTC on the day of her loss. Should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel’s underwriters agree that the vessel is a constructive total loss.  Should the vessel be missing, this charter shall terminate and hire shall cease at noon UTC on the day on which she was last heard of.  Upon the receipt of any insurance proceeds by the Owners with respect to any loss or constructive total loss, any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimate quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

Off-hire

21.           (a) On each and every occasion that there is loss of time (whether by way of interruption in the vessel’s service or, from reduction in the vessel’s performance, or in any other manner)

(i) due to deficiency of personnel or stores (except any loss of time resulting from  the provision of inadequate or poor fuel by the Charterers pursuant to Clauses 7 and 29);  repairs;  time in and waiting to enter dry dock for repairs; breakdown (whether partial or  total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); maintenance or survey; collision, stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel’s service); or

(ii) due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or

(iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative),  and such loss continues for more than three consecutive hours; or

(iv) due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

(v) due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about by the act or neglect of Charterers); then

Without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b) Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire.  If the vessel, for any cause or purpose mentioned in Clause 21(a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners.  Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(c) If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.

~~(d) Time during which the vessel is off-hire under  this charter shall count as part of the charter period~~.

Periodical Drydocking

22.           (a) Owners have the ~~right and~~ obligation to drydock the vessel at regular intervals ~~of~~ as agreed by Charterers. On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than two months before such date, and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.

Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners’ disposal clear of cargo sediments and gasfree.~~other than tank washings and residues.  Owners shall be~~

Charterers shall be

responsible for and pay for the disposal into reception facilities of ~~such~~ tanks washings and tank residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss or cargo under any bill of lading or this charter.

(b) ~~If a periodical drydocking is carried out in the port offered by~~ Charterers ~~(which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall be off-hire from the time she arrives at such port until drydocking is completed and she is in every  way ready to resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to Charterers, whichever she first attains. However~~

(i) ~~provided that Owners exercise due diligence in gas-freeing, any time lost in gas-freeing to the standard required for entry into drydocking for cleaning and painting the hull shall not count as off-hire, whether lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and~~

(ii) ~~any additional time lost in further gas-freeing to meet the standard required for hot work or entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there,~~

~~Any time which, but for sub-Clause (i) above, would be off-hire, shall not be~~ included ~~in any calculation under Clause 24~~.

The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Charterers’ ~~Owners~~ account.

(c) ~~If  Owners require the vessel, instead of proceeding to the offered port, to~~ carry ~~out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers’ instructions~~, ~~provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock.  All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of  the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for  the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.~~

(d~~) Charterers shall, insofar as cleaning for periodical drydocking may have reduced the~~ amount ~~of tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port~~.

Ship Inspection

23.           Charterers shall have the right at any time during the charter period to make such inspection of the vessel as they may consider necessary.  This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the vessel is in port or on passage.  Owners affording all necessary co-operation and accommodation on board provided, however,

(i)      that neither the exercise nor the non exercise, nor anything done or not done in the exercise or  non exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility  to Charterers or  third parties for, the vessel and every aspect of her operation, or increase  Charterers  responsibilities to Owners or third parties for the same

~~(ii) that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right~~.

Detailed Description and Performance

24.           (a) Owners guarantee that the speed and consumption of the vessel shall be as follows:-

Average speed		Maximum average bunker consumption
in knots		main propulsion	—	auxiliaries
		fuel oil/diesel oil		fuel oil/diesel oil
Laden	13,25	50	tonnes	3	tonnes
Ballast	14,25	47

The foregoing bunker consumption are for all purposes except cargo heating, inerting and tank cleaning and shall be pro-rated between the speeds shown.

The service speed of the vessel is knots laden and knots in ballast and in the absence of Charterers’ orders to the contrary the vessel shall proceed at the service speed.  However, if more than one laden and one ballast speed are shown in the table above Charterers shall have the right to order the vessel to steam at any speed within the range set out in the table (the “ordered speed”).

If the vessel is ordered to proceed at any speed other than the highest speed shown in the table, and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the “maximum recognised speed”), then for the purpose of calculating any increase or decrease of hire under  this Clause 24 the maximum recognised speed shall be used in place of the average speed actually attained.

For the purpose of this charter the “guaranteed speed” at any  time shall be the then-current ordered speed or the service speed, as the case may be

The average speeds and bunker consumption shall for the purposes of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24 (c), but excluding any time during which the vessel is (or but for Clause 26 (b) (i) would be) off-hire and also excluding “Adverse Weather Periods”, being (i) any periods during which reduction of speed is necessary for safety in congested waters, for navigational reasons or in poor visibility (ii) any days, noon to noon, when winds exceed force 5 on the Beaufort Scale.

(b) If during any year from the date on which the vessel enters service (anniversary to anniversary) the vessel falls below ~~or exceeds~~ the performance guaranteed in Clause 24(a) then if such shortfall ~~or excess~~ results:

(i) from a reduction ~~or an increase~~ in the average speed of the vessel, compared to the speed guaranteed in Clause 24(a), then an amount equal to the value at the hire rate of the time so lost ~~or gained, as the case may be,~~ shall be deducted from ~~or added to~~ the hire paid.

(ii) from an increase ~~or a decrease~~ in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24(a), an amount equivalent to the value of the additional bunkers consumed ~~or the bunkers saved, as the case may be,~~ based on the average price paid by Charterers for the vessel’s bunkers in such  period, shall be deducted from ~~or added to~~ the hire paid.

The ~~addition to or~~ deduction from hire so calculated for laden and ballast mileage ~~respectively~~ shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such ~~addition or~~ deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total ~~addition to or~~ deduction from hire to be made for such period.

Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other remedy available to Charterers.

(c) Calculations under  this Clause 24 shall be made for the yearly periods terminating on each successive anniversary of the date on which the vessel enters service, and for  the period between the last such anniversary and the date of termination of this charter if less than a year.  Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers’ estimate made two months before the end of the charter period.  Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to Owners as the case may require.

      ~~Payments in respect of increase of hire arising under this Clause shall be made promptly after receipt by Charterers of all the information necessary to calculate such increase.~~

Salvage

25.           Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortuous liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable to Owners arising in any way out of services rendered under this Clause 25.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s officers’ and crew’s share.

Lien

26.           Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damage arising from any breach by Owners of this charter.

Exceptions

27.           (a) The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel: fire, unless caused by the actual fault or privity of Owners: collision or stranding: dangers and accidents of the sea: explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery: provided, however, that Clauses 1,2,3 and 24 hereof shall be unaffected by the foregoing.  Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotion’s or arrest or restraint of princes, rulers or people.

(b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c) Clause 27(a) shall not apply to or effect any liability of Owners or the vessel or any other relevant person in respect of

(i) loss or damage caused to any berth, jetty, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which  the vessel may proceed under this charter whether or not such works or equipment belong to Charterers, or

(ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo.  All such claims shall be subject to the Hague-Visby Rules or the Hague Rules, as the case may be, which ought pursuant to Clause 54 hereof to have been incorporated in the relevant bill of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued, to the Hague-Visby Rules.

(d) In particular and without limitation, the foregoing subsection (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes

28.           No acids, explosives or cargo injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account.  No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.

Grade of Bunkers

29.           Charterers shall supply marine diesel oil/fuel oil ~~with a maximum of           Centistokes at 50~~ at sea – fuel oil as per RMG 35 specification with maximum 380 CST viscosity for main propulsion and auxiliary engines in port or water described by IMO and/or EU with fuel oil or marine diesel oil which complies with specifications required to meet the rules/regulations now existing or which may be imposed in the future ~~degrees Centigrade/ACGFO for main propulsion and diesel oil/ACGFO for the auxiliaries.~~ If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

~~Charterers warrant that all  bunkers provided by them are in accordance herewith shall be of a quality complying with the International Marine Bunker Supply Terms and Conditions of Shell International Trading Company and with its specification for marine fuels as amended from time to time~~.

Disbursements

30.           Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, ~~in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.~~

Laying-up

31.           Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay-up.   Charterers may exercise the said option any number of times during the charter period.

Requisition

32.           Should the vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the charter period. Should the Vessel be requisitioned for title by any government the Charter shall be terminated.

~~Outbreak of War~~

~~33.           If war or hostilities break out between any two or more of the following countries: U.S.A., U.S.S.R., P.R.C., U.K., Netherlands-both Owners and Charterers shall have the right to cancel this charter.~~

Additional War

34.           If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence, of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a  waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

War Risks

35.           (a) The master shall not be required or bound to sign bills of lading for any place which in his reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.

(b) If in the reasonable opinion of the master it becomes, for any of the reasons set out in Clause 35(a) or by the operation of international law, dangerous, impossible of prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified by telex or radio message, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other) place is not itself a place of peril).  If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners’ obligation under this charter so far as cargo so discharged is concerned.

(c) The vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such direction or recommendations anything is done or is not done, such shall not be deemed a deviation.

If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners or his or their discretion select and there discharge the cargo or such part of it as may be affected.  Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.

Both to Blame Collision Clause

36.           If the liability for any collision in which the vessel is involved while performing this charter fails to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the Owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to the colliding ships or objects are at fault in respect of a collision or contact.”

Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved fails to be determined in accordance with the laws of the United States of America.

New Jason Clause

37.                                 General average contributions shall be payable according to the York/Antwerp Rules, 1974 as amended in 1994, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provisions shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers.  Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.

Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount

38.                                 ~~Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the following clause~~: See Clause 54

“(1) ~~Subject to sub-clause (2) hereof, this bill of lading shall be governed by, and have effect subject to the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”).  Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”~~

“(2) ~~If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading~~, ~~to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”~~

“(3) ~~If any term of this bill of lading is repugnant to the Hague-Visby Rules, or Hague Rules if applicable, such term shall be void to that extent but no further.”~~

“(4) ~~Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”~~

TOVALOP

39.                                 Owners warrant that the vessel is:

(i) ~~a tanker in TOVALOP and~~

(ii) properly entered in                      a                                                                  P & I Club who is
a member of the International Group of P&I Clubs

and will so remain during the currency of this charter.

~~When an escape or discharge of Oil occurs from the vessel and causes or threatens to cause Pollution Damage, or when there is the threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or not an escape or discharge in fact subsequently occurs), then Charterers may, at their option upon notice to Owners or master, undertake such measures as are reasonably necessary to prevent or minimise such Pollution Damage or to remove the Threat, unless Owners promptly undertake the same.  Charterers shall keep Owners advised of the nature and result of any such measures taken by them and, if time permits, the nature of the measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be deemed taken on Owners’ authority as Owners’ agent, and shall be at Owners’ expense except to the extent that~~:

(1) ~~any such escape or discharge or Threat was caused or contributed to by Charterers, or~~

(2) ~~by reason of the exceptions set out in Article 111, paragraph 2, of the 1969 International Convention on Civil Liability for Oil Pollution Damage, Owner are or, had the said Convention applied to such escape or discharge or to the Threat, would have been exempt from liability for the same, or~~

(3) ~~the cost to such measures together with all other liabilities, costs and expenses of Owners arising out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States Dollars (US $160) per ton of the vessel’s Tonnage or sixteen million eight hundred thousand United States Dollars (US $16.800.000), whichever is the lesser, save and insofar as Owners shall be entitled to recover such excess under either the 1971 International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage or under CRISTAL~~;

~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures~~

~~should be discontinued, Owners shall so notify Charterers and thereafter Charterers shall have no right to continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this Clause 39 shall thereupon cease.~~

~~The above provisions are not in derogation of such other rights as Charterers or Owners may have under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.~~

~~The term “TOVALOP” means the Tanker Owners’ Voluntary Agreement Concerning Liability for Oil Pollution dated 7th January 1969, as amended from time to time, and the term “CRISTAL” means the Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as amended from time to time.  The term “Oil” , “Pollution Damage”, and “Tonnage” shall for the purpose of this Clause 39 have the meanings ascribed to them in TOVALOP~~.

Export Restrictions

40.           The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all bills of lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition of export of the cargo to the place of discharge designated in or ordered under this bills of lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place.  If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this bill of lading so far as the cargo so discharged is concerned”.  The foregoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading being deemed to be references to this charter.

Laws and Litigation

41.           (a) This charter shall be construed and the relations between the parties determined in accordance with the laws of England.

(b) Any dispute arising under this charter shall be referred to the arbitration in London in accordance with the provisions of the Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force save to the extent necessary to give effect to this provisions of this Clause.  The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA).  Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators; one to be appointed by each of the parties hereto, and the third to be appointed by the two so chosen; their decision or that of any two of them shall be final.  A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so with in the 14 days specified the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

 ~~(ii) The parties hereby agree that either party may-~~

~~(a) appeal to the High Court on any question of law arising out of an award:~~

~~(b) apply to the High Court for an order that the arbitrator state the reasons for his award:~~

~~(c) give notice to the arbitrator that a reasoned award is required; and~~

~~(d) apply to the High Court to determine any question of law arising in the course of the reference.~~

(d) ~~It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.~~

Construction

42.           The side headings have been included in this charter for convenience of reference and shall in no way  affect the construction thereof. Rider Clauses 43 to 67 as attached and Annex 1 to form an integral part of  this Charter Party.

SHELLTIME 4 RIDER CLAUSES

“FRONT GRANITE”

43.                     TRADING LIMITS CLAUSE

World-wide within the British Institute Warranty Limits, as may be revised from time to time, or within the limits applying in Owners’ insurances in effect from time to time, however excluding any war zones and any other areas to which restrictions may be imposed by the United Nations or the flag state. The Charterers may be allowed to breach the trading limits as described above subject to the Charterers paying any extra insurance premium supported by vouchers from Owners’ underwriters.

44.                     RATE OF HIRE

Subject to the terms and conditions of the Charter Ancillary Agreement, the Charterers shall pay for the use of the Vessel in accordance with the terms of this Charter Party a daily rate in US Dollars as per the following schedule:

Basic Charter Period (Clause 4)

1st year to end December 31, 2004	$21,100	per day/rate
2nd year to end December 31, 2005	$21,100	per day/rate
3rd year to end December 31, 2006	$21,100	per day/rate
4th year to end December 31, 2007	$20,700	per day/rate
5th year to end December 31, 2008	$20,700	per day/rate
6th year to June 30, 2009	$20,700	per day/rate
July 1, 2009 to December 31, 2009	$15,348	per day/rate
7th year to end December 31, 2010	$15,348	per day/rate
8th year to end December 31, 2011	$7,500	per day/rate
9th year to end December 31, 2012	$7,500	per day/rate
10th year to end December 31, 2013	$7,500	per day/rate
11th year to end December 31, 2014	$7,500	per day/rate

provided, however, that regardless of the actual number of days on-hire in any calendar year the Charterers shall not be obligated to pay to the Owners more than 360 days of charter hire in any calendar year or 361 days of charter hire in any leap year.  Any off-hire days shall count against the allotted 360 or 361 days, as the case may be.

45.                     OPTIONS

Non-applicable

46.                     CHANGE OF OWNERSHIP CLAUSE

The Owners agree not to sell the Vessel during the currency of this Time Charter without the written approval of the Charterers which approval may withheld in the Charterers’ sole discretion.  For purposes of this Clause 46, any sale, assignment, transfer, conveyance or disposition of the shares of the Owners, directly or indirectly through intermediate holding companies, by its sole shareholder, Ship Finance International Limited, to any third party not controlled by Ship Finance International Limited shall be deemed a sale of the Vessel.

47.                     CHANGE OF CLASSIFICATION SOCIETY

The Owners shall have the right to change the Vessel’s classification society to another classification society being a member of the IACS, subject to obtaining the prior written approval of the Charterers which approval may be withheld in the Charterers’ sole discretion.

48.                  HOUSE FLAG

The Charterers and any subcharterers shall be allowed to fly their house flag and to paint the Vessel’s funnel with their own colours if desired at Charterers’ expense.

49.                  FLAG CLAUSE

The Vessel will fly the flag of Norway with the right of the Owners to have title to the Vessel registered in an other register at any time at Owners’ cost and expense also with regard to higher operating costs incurred thereby. A change of flag must be approved by the Charterers, Charterers’ approval not to be unreasonably withheld. The same right to have the Vessel’s register changed shall apply to the Charterers at Charterers’ costs and expenses, also with regard to higher operating costs incurred thereby.

50.                  ADDITIONAL SMALL EQUIPMENT CLAUSE

The Charterers shall be at liberty to supplement lines and mooring wires, to fit any additional pumps and/or other vessel gear beyond what is on board at the commencement of the Charter, and to make the necessary connections with hydraulic, steam or water pipes, such work to be done at their expenses, and such pumps and/or gear so fitted to be considered their property, and the Charterers shall be at liberty to remove it at their expense and time during or at the expiry of this Charter, with the Vessel to be left in her original condition. Such additions to be always subject to class approval. The Owners shall however have the option to take over such additional equipment at a price to be agreed between Charterers and Owners.

51.                CHANGES/IMPROVEMENTS NECESSARY FOR THE OPERATION OF THE VESSEL OR IMPOSED BY LEGISLATION OR CLASS

51.1             In the event any improvement, structural change or the installation of new equipment is imposed by compulsory legislation and/or class rules, Charterers shall have the right at their own cost to effect such improvement, changes or installation, without the Owners’ consent.

51.2             In the event any improvement, structural change or the installation of new equipment is deemed necessary by the Charterers for the continued operation of the Vessel, Charterers shall have the right at their own cost to effect such improvement, changes or installation, with the Owners’ consent which shall not unreasonably be withheld.

51.3             The Owners have to be notified in writing in advance by the Charterers about any changes and/or improvements as per Clauses 51.1 and 51.2.

51.4             Any change, improvement or installation made pursuant to this Clause 51 shall become the property of Owners.

51.5             Nothing in this Clause 51 shall be construed as to impose any obligation on the Owners to effect any improvement or structural change with respect to or install new equipment on the Vessel.

52.                  UNDERTAKING OF CHARTERERS TO INDEMNIFY

In the event, at the time during the period of this Charter Party and any extension thereto, that Bill(s) of Lading are not available at any discharge port(s) and/or actual discharge port(s) is/are different from destination appearing on the Bill(s) of Lading, the Owners shall nevertheless discharge the cargo carried by the Vessel in compliance with Charterers’ instructions to the consignee(s) nominated by the Charterers presenting reasonable identification to the Master, in consideration of which the following undertaking shall be deemed to have been agreed by the Charterers and to be in full force and effect on each occasion when discharge as aforesaid takes place.

Undertaking:

The Charterers hereby agree as follows :-

1.               To indemnify you the Owners, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of delivering the cargo in accordance with our request.

2.               In the event of any proceedings being commenced against you or any of your servants or agents in connection with the delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend the same.

3.               If, in connection with the delivery of the cargo as aforesaid, the Vessel, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the Vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such Vessel, other ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference , whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4.               If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

5.               As soon as all original bills of lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you, whereupon our liability hereunder shall cease.

53.                  LIGHTERAGE

If the Charterers opt to load and/or discharge by lighterage operations the following provisions shall apply:

In the event lighterage is required by Charterers, it shall be at Charterers’ risk and expense and Charterers shall provide a safe area for the conduct of such lighterage operation where the vessel can safely proceed to, lie and depart from, always afloat and which shall be subject to Master’s approval.

Charterers shall ensure that adequate fendering and hoses to the satisfaction of the Master are provided. As far as possible such operations shall be carried out in conformity with the provisions of the latest edition issued by OCIMF Ship to Ship Transfer Guide, as may be amended from time to time, but in any case lighterage operations are to be at the discretion of the Master at all time and if the Master at any time considers that lighterage operations are about to become unsafe, then he may order that they be discontinued. Whether or not operations are discontinued, all time will be considered as on hire. If Owners are obliged to extend their existing insurance policies to cover lighterage operations, Charterers shall reimburse Owners for additional premium incurred. Charterers shall obtain permission from appropriate authorities to perform lighterage and all expenses in this connection shall be for Charterers’ account.

54.                  NEW CLAUSE PARAMOUNT

The Charterers warrant to include following clauses in all Bills of Lading issued pursuant to this Time Charter by them or any subcharterer:

(i)                            Subject to subclauses (2) or (3) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.

(ii)                       If there is governing legislation which applies the Hague Rules compulsory to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.

(iii)                    If there is governing legislation which applies the Hamburg Rules compulsory to this Bill of Lading to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

(iv)                   If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules or Hamburg Rules, if applicable, such term shall be void to that extent but no further.

55.                TIME CHARTER ENVIRONMENTAL LEGISLATION (COFR) CLAUSE

If Charterers advise Owners that the Vessel is to call at any port where environmental legislation has been enacted that requires the procurement of financial guarantees, special certificates or special permits, all related costs payable per call related to compliance with such legislation (including obtaining a Certificate of Financial Responsibility and other requirements of the Oil Pollution Act of 1990, as amended from time to time, with respect to any U.S. port) shall be paid by Charterers. Owners shall supply any relevant documents to Charterers, and Charterers shall have the benefit of any eventual discount on the above.

56.                  ASSIGNMENT CLAUSE

Notwithstanding any other provisions of the Time Charter Party, the Charterers may assign all of their rights and obligations under this Time Charter Party to any affiliate. But the Charterers to remain fully responsible for the fulfilment of the Charter Party.

57.                  NOTICE CLAUSE

The Charterers to give 30 days approximate and 5 days definite notice of redelivery to the Owners.

58.                  ENGLISH LANGUAGE CLAUSE

The Owners undertake to have fluent English speaking officers available on board and ashore to ensure appropriate communications between Charterers/ Owners/Managers/Agents/Authorities/Terminal Officials.

59.                  CLEANING CLAUSE

The Owners/Master to be at Charterers’ disposal for all tank cleaning making full use of the Vessel’s crew and equipment. The Owners, the Master and crew to use best endeavours to minimise cleaning time and expenses.

60.                  [INTENTIONALLY DELETED]

61.                  [ INTENTIONALLY DELETED]

62.                  OWNERS’ INDEMNITY CLAUSE FOR ARREST

Owners shall indemnify and hold harmless Charterers from and against any harmful consequences, damages and/or losses of whatever nature suffered by Charterers as a consequence of any arrest or detention of the Vessel or other action against the Vessel, depriving Charterers from the use thereof and resulting from Owners’ failure, for whatever reason, to comply with its obligations under this Charter or otherwise towards third parties and/or public authorities.

63.                  CHARTER ANCILLARY AGREEMENT

The Owners and the Charterers have entered into a Charter Ancillary Agreement with, inter alia, Ship Finance International Limited and Frontline Ltd. This Time Charter Party is subject to certain provisions contained in and should be read together with such Charter Ancillary Agreement.  In the event of any conflict between the provisions hereunder and the provisions of the Charter Ancillary Agreement, the provisions of the Charter Ancillary Agreement shall prevail.

64.                  TERMINATION PROVISIONS

In addition to the provisions with respect to termination set forth in clauses 9, 20 and 32 [and 67, if applicable] hereof, certain termination provisions with respect to this Agreement/Charter are set forth in the Charter Ancillary Agreement.

65.                  THIRD PARTY CLAUSE

Except as may be otherwise agreed in writing by the parties with any third party, a person who is not party to this Agreement/Charter may not enforce, or otherwise have the benefit of, any provision of this Agreement/Charter under the Contracts (Rights of Third Parties Act 1999), but this provision does not affect any right or remedy of a third party which exists or is available apart from that Act.

66.                  CHARTERERS OPTION TO DIRECT BAREBOAT OF VESSEL

The Charterers shall have the right to direct the Owners to bareboat charter the Vessel to an unrelated third party.  In the event that the Owners enter into a bareboat charter (the “Bareboat Charter”) with such unrelated third party with respect to the Vessel at the Charterers’ direction, the parties hereby agree that this Agreement/Charter shall remain in full force and effect and until such time as the Vessel is redelivered under the Bareboat Charter and physically delivered to the Charterers hereunder: (i) the Charterers will (A) continue to make all payments of Charter Hire set forth in Clause 44 (less $6500 per day), (B) guarantee the performance of the charterer under the Bareboat Charter and (C) assume and undertake to perform (at their own cost) the obligations of the Owners under the Bareboat Charter in accordance with sound commercial practices; and (ii) the Owners shall (A) remit to the Charterers any and all payments of charter hire under the Bareboat Charter and (B) assign their rights under the Bareboat Charter to the Charterers.  The Charterers hereby agree to automatically accept delivery of the Vessel upon redelivery of the Vessel under the Bareboat Charter.  In order to give effect to this Clause 66, the parties agree that Owners may set off any amounts received from the third party bareboat charterer pursuant to the Bareboat Charter against amounts due from the Charterers pursuant to this Clause 66.

67.                  TERMINATION AFTER 2010

The Charterers shall have the option to terminate this Agreement/Charter after December 31, 2010 upon 30 days’ prior notice.

For the Owners:	For the Charterers:

ANNEX 1
DESCRIPTION OF VESSEL